Exhibit 21.1

LIST OF SUBSIDIARIES AND VARIABLE INTEREST ENTITY

Name	Place of Incorporation	Ownership interest attributable to the Company
NCN Group Limited	British Virgin Islands	100%

NCN Media Services Limited	British Virgin Islands	100%

Cityhorizon Limited	Hong Kong	100%

NCN Group Management Limited	Hong Kong	100%

Crown Eagle Investment Limited	Hong Kong	100%

Crown Winner International Limited	Hong Kong	100%

NCN Group (Global) Limited	Hong Kong	100%

ChenXing (Beijing) Advertising Co., Ltd	The PRC	100%

Ruibo (Shenzhen) Advertising Co., LTD	The PRC	100%

NCN (Ningbo) Culture Media Co., Ltd	The PRC	100%

NCN (Nanjing) Culture Co., Ltd	The PRC	100%

NCN (Beijing) Advertising Co., Ltd.	The PRC	100%

NCN (Tianjin) Culture Co., Ltd	The PRC	100%

NCN Huamin Management Consultancy (Beijing) Company Limited (2)	The PRC	100%

Huizhong Lianhe Media Technology Co., Ltd. (2)	The PRC	100%

Beijing Huizhong Bona Media Advertising Co., Ltd. (2)	The PRC	100% (1)

Xingpin Shanghai Advertising Limited (3)	The PRC	100% (1)

Chuanghua Shanghai Advertising Limited (3)	The PRC	100%

Jiahe Shanghai Advertising Limited (2)	The PRC	100%

 Note:

(1)	Variable interest entity which the Company exerted 100% control through a set of commercial arrangements.
(2)	The subsidiary/variable interest entity ’s business license has been revoked.
(3)	The subsidiary/variable interest entity was classified as abnormal operation business.